Exhibit 99.1

Contacts at the Company
Frederick J. Dreibholz, CFO
Telephone: (303) 804-1333

Market: Nasdaq/NMS
Symbol:CMPP

FOR IMMEDIATE RELEASE
March 2, 2005

CHAMPPS ENTERTAINMENT, INC. APPOINTS NEW CHIEF EXECUTIVE OFFICER

        LITTLETON, Colo. — (BUSINESS WIRE)-March 2, 2005 — Champps Entertainment, Inc. (Nasdaq: CMPP), owner and operator of Champps restaurants nationwide, today announced that its Board of Directors has appointed Michael P. O’Donnell as the company’s new Chief Executive Officer, President and Chairman.

        Mr. O’Donnell brings substantial experience in the restaurant industry to Champps. Most recently he led Sbarro, Inc. as CEO through a period of significantly increased sales and profitability. Mr. O’Donnell has served on the Board of Directors of Champps since 2002.

        Throughout his career in the restaurant industry, Mr. O’Donnell has served several casual dining concepts in executive capacities, including chief executive officer for all new businesses for Outback Steakhouse. In that capacity he served on the board of directors of all Outback joint ventures, including Roy’s, Flemings, Carrabbas Italian Grill and Cheeseburger in Paradise.

        Commenting on his new role at Champps, Mr. O’Donnell said, “I am excited to be part of a terrific Champps team. Champps has a long history of success in the casual dining segment and the company is well-positioned for future growth. I look forward to contributing to the continued growth and success of Champps”.

        Mr. O’Donnell is replacing William H. Baumhauer, who has resigned as the CEO and President of Champps on March 2, 2005. Mr. Baumhauer has also resigned from the Board of Directors.

        Littleton, Colo.-based Champps Entertainment, Inc. currently owns and operates 51 and franchises 12 Champps restaurants in 22 states. Champps, which competes in the upscale casual dining segment, offers an extensive menu consisting of freshly prepared food, coupled with exceptional service. Champps creates an exciting environment through the use of videos, music, sports, and promotions.

Forward-Looking Statements

        This press release includes “forward-looking statements” within the meaning of applicable securities laws. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although Champps believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that these expectations will prove to be correct. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Important factors that could cause actual results to differ materially from the company’s expectations are disclosed in the risk factors contained in the company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2004, filed with the Securities and Exchange Commission on September 9, 2004. All forward-looking statements are expressly qualified in their entirety by such factors.